Fiduciary/Claymore Dynamic Equity Fund
N-SAR Exhibit 77C
November 30, 2008

Results of Shareholder Votes


With regard to the election of the following Class III Trustees by common shareholders of the Fund:

                                  # of Shares            # of Shares
                                  In Favor               Withheld

Robert B. Karn III                4,929,749              116,147
John M. Roeder                    4,932,699              113,197
Ronald E. Toupin, Jr.             4,929,369              116,527

The other Trustees of the Fund whose terms did not expire in 2008 are Randall C. Barnes, Nicholas Dalmaso, Joseph E. Gallagher Jr., Howard Kaplan and Ronald A. Nyberg.